Exhibit 10.4

Michael Bender

4838 Jenkins Avenue

North Charleston, SC 29405

Tel: (843) 744-5174

Email: benderm@intertechsc.com

September 23, 2014

Mr. David McCann

Chairman

Fyffes plc

29 North Anne Street

Dublin 7, Ireland

Re: Proposed Transaction as Amended

Dear Mr. McCann:

I write on behalf of The Article 6 Marital Trust under The First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007 (the “Trust”), one of the largest shareholders of Fyffes plc (the “Company”) and refer to the support letter dated March 7, 2014 (the “Original Support Letter”) given by the Trust to the Company in connection with the proposed combination transaction with Chiquita Brands International, Inc. (“Chiquita”), pursuant to which ChiquitaFyffes Limited would acquire the entire issued and to be issued share capital of the Company (the “Transaction”). The Trust is presently the beneficial owner of 39,034,612 ordinary shares of the Company (together with any additional shares of the Company that the Trust may acquire after the date hereof, and less any shares of the Company that the Trust may sell or otherwise transfer from the date hereof, the “Shares”).

We understand that the Company’s board of directors (the “Board”) is in the process of authorizing the Company to enter into an amendment to the Transaction. We understand that Chiquita and Fyffes propose to issue a press release on or before September 26, 2014 announcing the revised terms of the Transaction, on the terms and subject to the conditions to be set out in that announcement, and which will include a recommendation of the Board that the Company’s shareholders vote in favor of the Transaction as so revised (the “Revised Transaction Announcement”).

This letter is to confirm and repeat the Trust’s support of the Transaction given by us in the Original Support Letter, and to confirm that, so long as the Board is supportive of the Transaction with the revised terms and conditions specified in the Revised Transaction Announcement or the transaction agreement, as amended, is not otherwise terminated or further materially modified as determined by the Trust in the Trust’s sole and absolute discretion, the Trust will (x) vote all of its Shares in favor of any proposal submitted to the Company’s shareholders to approve the Transaction with the revised terms and conditions specified in the Revised Transaction Announcement and (y) not engage in discussions, or otherwise solicit third party interest, regarding an alternative acquisition proposal for the Company. Notwithstanding anything contained herein, the Trust expressly reserves the right to sell or otherwise transfer any or all of its Shares to any third party upon any such terms and conditions as the Trust may accept, in the Trust’s sole and absolute discretion. Further, the Trust expressly reserves the right to purchase or otherwise acquire any additional shares of the Company from any third party upon any such terms and conditions as the Trust may accept, in the Trust’s sole and absolute discretion.

We also confirm that the Trust has no objection to any public disclosure by the Company or Chiquita of the support referred to in this letter and that the Company may provide a copy of this letter to Chiquita.

Yours very truly,

/s/ Michael Bender

Michael Bender, Esquire

cc: Robert Johnston